Exhibit 99.1

FOR IMMEDIATE RELEASE         Contact:                     Zac Nagle
March 6, 2013                                                                        Vice President,
Investor Relations and Communications
713-753-5082
Investors@kbr.com

Marianne Gooch
Director, Corporate Communications
Media Relations Hotline: 713-753-3800
Mediarelations@kbr.com

KBR Announces Appointment of Group President

HOUSTON – KBR (NYSE: KBR) today announced that Andrew “Andy” Summers will join the company as Group President of KBR’s Infrastructure, Government and Power business group in early April and will report to William P. Utt, Chairman, President and Chief Executive Officer.

Summers’ appointment reflects the importance of KBR’s strategic course to deliver best-of-class customer service and execution performance that will drive growth in KBR’s Government, Infrastructure, Minerals, Power and Industrial markets.

Summers joins KBR from UGL Limited, where he has served as Group President in the Rail and Infrastructure division. He joined UGL in 2005 as Group President for the Rail division and later moved to the position of Group President of Infrastructure. These two divisions were brought together under Andy’s leadership in June 2010.

He graduated with first class honors in Electrical and Electronic Engineering from the University of Aston, England in 1984. In 1983, Andy was awarded the City of Birmingham Queen’s Silver Jubilee Engineering award for excellence in engineering.

“Andy’s experience and exceptional track record of growth make him ideally suited for his role as KBR Group President,” Utt said. “I am confident that under Andy’s leadership and vision, the business units in KBR’s Infrastructure, Government and Power business group will continue expanding their global footprint and building upon KBR’s current success."

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power, industrial, and commercial markets. For more information, visit www.kbr.com.

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